Exhibit 10.7
February 13, 2007
David J. Medeiros
3260 Whipple Road
Union City, California 94587
RE: Change-in-Control Agreement
Dear Mr. Medeiros:
     This letter agreement (this “Agreement”) is entered into as of February 13, 2007, between you and Questcor Pharmaceuticals, Inc., a California corporation (“Questcor”). Questcor considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In connection with this, Questcor’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of Questcor may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of Questcor and its shareholders.
     Accordingly, the Board has decided to reinforce and encourage your attention and dedication to your assigned duties without the distraction arising from the possibility of a change in control of Questcor. In order to induce you remain in the employ of Questcor and its direct and indirect, majority-owned subsidiaries (collectively, the “Company”), Questcor hereby agrees that after this letter agreement (this “Agreement”) has been fully executed and delivered by Questcor and you, you shall be entitled to receive the benefits set forth in this Agreement in the event of certain Changes in Control (as defined in The Questcor Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan (the “Plan”)). You shall receive no benefits under this Agreement unless there has been a Change in Control.
     1.                Cash Severance. In the event that a Change in Control occurs, and your employment with the Company is terminated as a result of an Involuntary Termination (as defined below) at any time within the twelve (12) month period commencing on the date of such Change in Control, you will receive severance compensation equal to the sum of (i) an amount equal to the product of your minimum annual base salary in effect as of the date of termination multiplied by the number one (1), plus (ii) an amount equal to the product of your target bonus as established by the Board of Directors or its Compensation Committee for the year during which the termination takes place multiplied by the number one (1) (the “Severance Payment”). If payment is due to you as a result of you terminating your employment for Good Reason, then the Severance Payment shall be paid as follows: (1) if, on the date you terminate your employment for Good Reason, the Company is a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”), then you will be entitled to receive such payment in a single lump sum on the first business day that occurs at the end of the period commencing on the date of termination and ending six months after the last day of the calendar month in which the date of termination occurs (e.g., if you terminate your employment on March 15, 2007, the Company will pay the amount specified herein on the first business day immediately following September 30, 2007); (2) however, if the Company is not a reporting company under the Exchange Act at the time you terminate your employment for Good Reason, you shall be entitled to receive such payment in a single lump sum on the fifth business day following your termination of employment. If paid upon a Change in Control, the Severance Payment shall be in lieu of, and not in addition to, the payment of any cash severance payments that you may otherwise be entitled to under your Severance Agreement.
     2.                Definition of Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means the termination of your employment with the Company either: (i) by the Company without Cause, or (ii) by you upon 30 days’ prior written notice to the Company for Good Reason.
     3.                Definition of Cause. For purposes of this Agreement, “Cause” means the termination of your employment for any one or more of the following: (i) your habitual or material neglect of your assigned duties with the Company (other than by reason of disability), or intentional refusal to perform your assigned duties with the Company (other than by reason of disability), which continues uncured for thirty (30) days following receipt of written notice of such deficiency or “Cause” event from the Board, specifying in detail the scope and nature of the deficiency or the “Cause” event; (ii) your act of dishonesty intended to result in your gain or personal enrichment; (iii) your personally engaging in illegal conduct which causes material harm to the reputation of the Company or its Affiliates (as defined in the Plan); (iv) your commission of a felony or gross misdemeanor directly relating to, your act of dishonesty or fraud against, or your misappropriation of property belonging to, the Company or its Affiliates (as defined in the Plan); (v) your personally engaging in any act of moral turpitude that causes material harm to the reputation of the Company; (vi) your intentionally breach in any material respect of the terms of any nondisclosure agreement with the Company; or (vii) your commencement of employment with another company while an employee of the Company without the prior consent of the Board. Any determination of “Cause” as used herein will be made only in good faith by the Board.
     4.                Definition of Good Reason. For purposes of this Agreement, “Good Reason” means the removal of your title of Senior Vice President, Pharmaceutical Operations, without your written consent; provided, however, Good Reason shall not exist as a result of any reduction of your authority, duties or responsibilities so long as you retain the title of Senior Vice President, Pharmaceutical Operations.
     5.                Arbitration. Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Agreement, or otherwise, shall be finally settled by binding arbitration held in Union City, California, by one arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply California law in the resolution of all controversies, claims and disputes. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective affiliates. The Company shall bear all costs of the arbitrator in any action brought under this section. The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate California court and in connection with such action the laws of the State of California shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies, which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

     6.                Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Questcor shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     7.                At-Will Employment. Nothing contained in this Agreement shall (a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment with the Company.
     8.                Entire Agreement. This Agreement, the Severance Agreement, the Plan and any Option Agreements set forth the entire agreement of the parties hereto in respect of the payment of severance consideration and accelerated vesting of stock options held by you upon a Change in Control and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the accelerated vesting of stock options held by you, is hereby terminated and cancelled.
     9.                Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

Please indicate your acceptance of this Agreement by returning a signed copy of this Agreement.

Sincerely,
/s/ James L. Fares
James L. Fares
Chief Executive Officer Questcor Pharmaceuticals, Inc.

Accepted by,

/s/ David J. Medeiros

David J. Medeiros

Date: February 13, 2007